UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  April 7, 2008

Altair Nanotechnologies Inc.
(Exact Name of Registrant as Specified in its Charter)

Canada	1-12497	33-1084375
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

204 Edison Way
Reno, NV	89502
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:
(801) 858-3750

N/A
(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]      Written  communications  pursuant to Rule 425 under the  Securities Act  (17 CFR 230.425)

[  ]      Soliciting  material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]      Pre-commencement  communications  pursuant to Rule  14d-2(b)  under the  Exchange Act (17 CFR 240.14d-2(b))

[  ]      Pre-commencement  communications  pursuant to Rule  13e-4(c)  under the  Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

John Fallini Employment Agreement.  On April 7, 2008, Altair Nanotechnologies Inc. (together with its operating subsidiaries, the "Company") appointed John Fallini as Chief Financial Officer of the Company, and, in connection therewith, entered into an employment agreement with Mr. Fallini.

Under the employment agreement, Mr. Fallini is entitled to an annual base salary equal to $230,000, an annual bonus target opportunity equal to 60% of his base salary upon achievement of certain performance measures, and standard health and other benefits.  The Company has also agreed to grant Mr. Fallini an option to purchase 150,000 common shares under its stock incentive plan. The employment agreement includes terms related to protection of confidential information and 12-month non-competition and non-solicitation covenants, and Mr. Fallini is required to sign the Company’s standard agreement related to assignment of inventions.

If Mr. Fallini’s employment is terminated by Mr. Fallini for good reason, which includes, among other things, (a) the Company requiring Mr. Fallini to relocate his place of employment without Mr. Fallini’s consent, or (b) a material adverse change in Mr. Fallini’s title, position, and/or duties 90 days before or within one year after a change of control, Mr. Fallini is entitled to a severance benefit equal to his base salary and health benefits for one year.  The one-year base salary severance benefit will be extended to 16 months if Mr. Fallini consents to a relocation of his employment, but subsequently terminates his employment with the Company for good reason on or before the two-year anniversary of such relocation.

If Mr. Fallini’s employment is terminated by the Company without cause, Mr. Fallini is entitled to a severance benefit equal to his base salary for one year, health benefits for 18 months, and a lump sum bonus payment equal to 60% of his base salary paid for the year in which his termination occurred.  The one-year base salary severance benefit will be extended to 16 months if Mr. Fallini consents to a relocation of his employment, but his employment is subsequently terminated by the Company without cause on or before the two-year anniversary of such relocation.  Mr. Fallini is not entitled to any severance if his employment is terminated at any time by the Company with cause or by Mr. Fallini without good reason.

The description of the employment agreement set forth above is, by its nature, a summary description and omits certain detailed terms set forth in the underlying agreement.  The summary set forth above is qualified by the terms and conditions of the agreement attached as Exhibit 10.1 to this Current Report.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 7, 2008, Edward Dickinson was replaced as Chief Financial Officer of the Company and appointed as Senior Director of Programs and Contracts of the Company.

On April 7, 2008, John Fallini, age 59, was appointed as Chief Financial Officer of the Company.  Prior to joining the Coompany, Mr. Fallini served as the chief financial officer from January 2007 through March 2008 for Alloptic, Inc., a private corporation that produces passive optical network access equipment for the telecommunications industry.  From 2004 through the end of 2006, Mr. Fallini was an independent consultant specializing in financial services.  From 2000 through 2003, Mr. Fallini served as the chief financial officer for Informative, Inc., a private corporation that sold customer voice management software that allowed real time dialogue with customers via the internet.  Mr. Fallini obtained a bachelor of science in engineering and applied science from the University of California, Los Angeles and a masters of business administration in finance with high honors from the Oklahoma City University

A summary of Mr. Fallini’s employment agreement with the Company is set forth in Item 1.01 and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(d)  Exhibits

10.1 Employment Agreement with John Fallini

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altair Nanotechnologies Inc.

Dated: April 9, 2008	By /s/ Terry Copeland
Terry Copeland
Chief Executive Officer